Exhibit 10.1

South Asia Private Investments

6th Floor Altima Building

Ebene Cybercity

Ebene, Mauritius

Letter Agreement

August 1, 2012

Genpact Limited

Canon’s Court

22 Victoria Street, Hamilton HM

Bermuda

Ladies and Gentlemen:

Reference is made to the letter agreement between Bain Capital Partners, LLC (“Sponsor”) and Genpact Limited (the “Company”), dated as of April 10, 2012 (the “Confidentiality Agreement”), pursuant to which, among other things, Sponsor agreed to be bound by certain standstill restrictions, as set forth in Section 11 of the Confidentiality Agreement (the “Standstill Restrictions”), including an agreement not to acquire any common shares, par value $0.01 per share of the Company (the “Company Common Shares”) or other securities of the Company for a period of two years. Concurrently herewith, South Asia Private Investments (“New Investor”) is entering (i) a Share Purchase Agreement dated as of the date hereof (the “Share Purchase Agreement”), among New Investor and the shareholders of the Company listed on Exhibit A hereto (the “Existing Investors”), pursuant to which, among other things, New Investor has agreed to purchase 67,750,678 Company Common Shares (subject to adjustment as provided in the Share Purchase Agreement) (the “Share Purchase”) from the Existing Investors and (ii) a Shareholder Agreement dated as of the date hereof (the “New Shareholder Agreement”), by and between the Company and New Investor, pursuant to which, among other things, the Company and New Investor have established certain governance arrangements between the Company and New Investor, as well as registration rights in favor of New Investor, to become effective upon the closing of the Share Purchase (the “Closing”). The parties hereto hereby agree as follows:

1. New Investor hereby represents and warrants that, as of the date of this letter agreement (a) it has delivered to the Company a true and complete copy of the Share Purchase Agreement, (b) the Share Purchase Agreement has not been amended or modified, no such amendment or modification is contemplated, and none of the obligations and agreements contained in such agreement have been withdrawn, terminated or rescinded in any respect, and (c) except for the Share Purchase Agreement and any related documents provided to the

Company (and identified as such) prior to the date of this letter agreement, there are no contracts or other understandings (whether oral or written) or commitments to enter into any contracts or other understandings (whether oral or written) between New Investor or any of its affiliates, on the one hand, and any Existing Investor or any of its affiliates, on the other hand, that relate in any way to the Company Common Shares. New Investor agrees that, prior to the closing of the Share Purchase, it shall not enter into any agreement of the type described in clause (c) of the foregoing sentence after the date of this letter agreement without the prior written consent of the Company.

2. A.	The Company hereby waives for the benefit of the Sponsor and New Investor the Standstill Restrictions (the “Standstill Waiver”) solely with respect to this letter agreement, the Share Purchase Agreement and the transactions contemplated expressly hereby and thereby (the “Transactions”). New Investor acknowledges that each of Sponsor and New Investor continues to be bound by all existing agreements between it and the Company, including the Confidentiality Agreement, and that this letter agreement does not in any manner modify or limit the Company’s, Sponsor’s or New Investor’s rights under such agreements except as and to the extent specifically set forth herein. Notwithstanding the foregoing, the Confidentiality Agreement shall terminate upon and cease to be effective as of the Closing, and the Company agrees to enter into a termination agreement with the Sponsor in respect of the Confidentiality Agreement as of the Closing to that effect.

B.	In consideration of the Company providing the Standstill Waiver to New Investor, New Investor agrees that, prior to the closing of the Share Purchase, it shall not (a) (i) amend, waive or provide any consent under any provision of Section 1.01, Section 1.02, Section 1.04, Article IV, Section 5.05, Section 5.07, Section 5.10 or Section 5.15 of the Share Purchase Agreement, (ii) amend any provision of Section 1.03, (iii) waive any of the conditions set forth in Sections 1.03(a)(i), 1.03(a)(iii) or 1.03(b)(viii) or (iv) amend, waive or provide any consent under any other provision of the Share Purchase Agreement (including waiver of any other condition set forth in Section 1.03) if such amendment, waiver or consent would reasonably be expected to have an adverse impact on the Company or its shareholders (it being agreed and understood that any amendments or waiver shall be discussed with the Company to confirm that such amendment or waiver would not have an adverse impact on the Company or its shareholders), (b) terminate (other than in accordance with its terms, except for a termination pursuant to Section 5.15(a), which can only be invoked with the prior written consent of the Company) the Share Purchase Agreement, or (c) agree to do any of the foregoing, in the case of each of clauses (a), (b) and (c), without the prior written consent of the Company.

C.

Unless the Company has provided its prior written consent, (a) the New Investor shall cause the Investor Credit Agreement, as of the Effective Date, to provide for the same events of default as those set forth in Exhibit B to the Debt Commitment Letter, with such changes thereto as would not reasonably be expected to materially increase the likelihood of the occurrence of an event of default under the Investor Credit Agreement, and (b) the New Investor shall not thereafter amend the events of default set forth in the Investor Credit Agreement (including by adding additional events of default) in a manner as would reasonably be expected to materially increase the likelihood of the occurrence of an event of default under the Investor Credit Agreement. Capitalized terms used in this Section 2.C. not otherwise defined herein shall have the respective meanings ascribed to such terms in the New Shareholder Agreement.

3. A.	Pursuant to the resolutions attached as Exhibit B hereto (the “Dividend Resolutions”), the Board of Directors of the Company (the “Company Board”) on the date of this letter agreement has approved a special cash dividend to holders of record of Company Common Shares in an amount equal to $2.24 per share, and in an aggregate amount of approximately $500 million, subject to certain conditions to the declaration and payment thereof set forth in the Dividend Resolutions (the “Special Dividend”).

B.	The Company agrees that, subject to the satisfaction of the conditions set forth in the Dividend Resolutions, (a) the Company Board shall declare, and establish a record date (the “Record Date”) and a payment date (the “Payment Date”) for, the Special Dividend in accordance with the Dividend Resolutions such that the Existing Investors receive their pro rata share of such Special Dividend, (b)(1) prior to the Payment Date, the Company shall cause to be deposited with its transfer agent an amount sufficient to pay the Special Dividend in full and (2) on the Payment Date, the Company shall cause its transfer agent to pay to each holder of record of Company Common Shares on the Record Date the Special Dividend in respect of each Company Common Share held by such record holder and (c) the Record Date and Payment Date will both be set as promptly as reasonably practicable following the date the conditions set forth in the Dividend Resolutions are satisfied in compliance with applicable law and the rules of The New York Stock Exchange.

C.	The Company agrees that it shall not amend or withdraw the Dividend Resolutions without the prior written consent of New Investor.

D.	In order to finance and pay the Special Dividend prior to September 30, 2012, to refinance existing indebtedness and provide for the Company’s ongoing financing needs, the Company will use its commercially reasonable efforts to enter into and borrow under financing arrangements on terms not materially less favorable, taken as a whole, than those set forth in the term sheet previously provided to New Investor.

4. The Company shall, in consultation and cooperation with New Investor and as promptly as practicable, file (i) with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if any, required under the HSR Act for the Transactions and (ii) all appropriate filings required under any Foreign Merger Control Laws. Any such filings shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be. Each party hereto shall use its commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things reasonably necessary to carry out the intent and accomplish the purposes of this letter agreement and the Share Purchase Agreement and the consummation of the transactions contemplated hereby and thereby.

5. Each of the parties hereto agree that such party shall consult with the other party before issuing, and provide the other party the opportunity to review and comment upon, any press release or other public statements or disclosures with respect to this letter agreement, the Share Purchase Agreement or the Transactions, including any documents to be filed in respect of the Transactions, and shall not issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

6. The Company shall not between the execution of the Share Purchase Agreement and the closing thereunder (or termination thereof) engage in a Material Discloseable Transaction (as defined in the Share Purchase Agreement).

7. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this letter agreement and to enforce specifically the performance of the terms and provisions of this letter agreement in any court referred to in paragraph 9 below, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this letter agreement and without such right, none of the parties would have entered into this letter agreement.

8. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles thereof that might indicate that applicability of the laws of any other State.

9. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom), for the purpose of any proceeding arising out of or relating to this letter agreement or the actions of the Company or New Investor in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such proceeding may be heard and determined exclusively in any such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom) in the event any proceeding arises out of this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any proceeding arising out of or relating to this letter agreement, on behalf of itself or its property, by U.S. registered mail to such party’s business address (provided that nothing in this paragraph 9 shall affect the right of any party to serve legal process in any other manner permitted by law) and (iv) agrees that it will not bring any proceeding relating to this letter agreement in any court other than the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States Federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County and any state appellate court therefrom). Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this letter agreement or the transactions contemplated hereby.

10. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this letter agreement.

11. This letter agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this letter agreement and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies (except that the Sponsor shall be a third-party beneficiary of Section 2.A).

12. As used in this letter agreement, the following terms will have the following meanings:

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Foreign Merger Control Laws” means any competition, merger control, antitrust or similar Law of any foreign jurisdictions.

[Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this letter agreement, all as of the date first written above.

GENPACT LIMITED, as the Company,

by

/s/ Victor Guaglianone
Name: Victor Guaglianone
Title: Senior Vice President and General Counsel

SOUTH ASIA PRIVATE INVESTMENTS, as the New Investor,

by

/s/ Xie Fei Pang Wong Lin
Name: Xie Fei Pang Wong Lin
Title: Director

Exhibit A

GAP-W International, L.P.

General Atlantic Partners (Bermuda), L.P.

GapStar, LLC

GAP Coinvestments III, LLC

GAP Coinvestments IV, LLC

GAPCO GmbH & Co. KG

Oak Hill Capital Partners (Bermuda), L.P.

Oak Hill Capital Management Partners (Bermuda), L.P.

Oak Hill Capital Partners II (Cayman), L.P.

Oak Hill Capital Management Partners II (Cayman), L.P.

Oak Hill Capital Partners II (Cayman II), L.P.

Exhibit B

WHEREAS, the Company proposes to enter into a new $925,000,000 senior secured credit facility to replace its existing credit facility and to incur term and revolving loans thereunder in an aggregate amount sufficient to (i) repay all amounts outstanding under the Company’s existing credit facility, (ii) pay a special cash dividend in the amount of $2.24 per share, and in an aggregate amount of approximately $500 million (the “Dividend”), to holders of the Company’s common shares, par value $0.01 per share (the “Common Shares”), and (iii) pay fees and expenses related to the foregoing (the Company’s entry into the new credit facility and incurrence of such loans thereunder, the “Refinancing”).

WHEREAS the Company proposes to declare and pay the Dividend conditioned upon consummation of the Refinancing on terms not materially less favorable, taken as a whole, than those set forth in the summary of principal terms reviewed by the Board (the “Refinancing Condition”).

WHEREAS, the Transaction Committee has recommended that the Board approve the Refinancing and declaration and payment of the Dividend, conditioned upon the satisfaction of the Refinancing Condition.

WHEREAS, pursuant to the Bermuda Companies Act of 1981 and the Company’s amended and restated bye-laws (the “Bye-laws”), the Board established a Transaction Committee of the Board to, among other things, consider and evaluate potential transactions, and appointed John W. Barter, Jagdish Khattar, James C. Madden, Robert G. Scott and A. Michael Spence to serve as members of the Transaction Committee (with Mr. Scott serving as Chairman of the Transaction Committee).

NOW, THEREFORE, BE IT RESOLVED, that the Refinancing and the declaration and payment of the Dividend, conditioned upon the satisfaction of the Refinancing Condition, be, and hereby are, determined to be in the best interests of the Company and approved.

FURTHER RESOLVED, that the Company’s agreements with the Investor and the Selling Shareholders to, conditioned upon the satisfaction of the Refinancing Condition, declare and pay the Dividend prior to September 30, 2012 be, and hereby are, approved; provided that in no event shall the Dividend be declared or paid in the event that the Refinancing Condition is not satisfied.

FURTHER RESOLVED, that promptly following the satisfaction of the Refinancing Condition, the Board shall declare the Dividend in the amount of $2.24 per Common Share, and shall set the record date for determination of the shareholders of the Company entitled to receive payment of the Dividend and the payment date for the Dividend, in each case, to occur as promptly as reasonably practicable following the date the Refinancing Condition is satisfied in compliance with applicable law and the rules of the New York Stock Exchange.

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